Exhibit 11.1

                         LIFE CRITICAL CARE CORPORATION
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                 Period from June 19, 1995
                                                    (date of inception)         Six months ended
                                                   to December 31, 1995           June 30, 1996
                                                 -------------------------      ----------------
Average number of shares outstanding                     546,392                     759,650
Net effect of common and common equivalent
   shares issued in an initial public offering
   SAB 83                                                      -                     116,345
                                                        --------                    --------
     Total                                               546,392                     875,995
                                                        ========                    ========
Net loss                                                (267,926)                   (391,416)
Net loss per share                                          (.49)                       (.45)